FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

This First Amendment to Shareholder Rights Agreement (this “Amendment”) is made effective as of the 2nd day of May, 2019. This Amendment is an amendment to the Shareholder Rights Agreement dated as of May 2, 2018 (the “Rights Agreement”), between Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the board of directors of the Company (the “Board”) previously adopted the Rights Agreement;

WHEREAS, on May 2, 2018, the Board declared a dividend distribution of one purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), outstanding as of the close of business on May 12, 2018 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock that becomes outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Agreement), and under certain other circumstances, with each Right initially representing the right to purchase one one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock (the “Preferred Stock”) at a price of $20.00 (the “Exercise Price”), subject to certain adjustments;

WHEREAS, the Rights are set to expire at the close of business on May 2, 2019 (the “Final Expiration Date”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement, without the approval of any holders of Rights;

WHEREAS, the Board has determined to amend the Rights Agreement to extend the Final Expiration Date; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows.

Section 1. Amendments to Rights Agreement. Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a) hereof), in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 2, 2021 (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof (the “Exchange Date”); or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 1(g)(ii)(A)(4) and Section 13(f) at which time the Rights are terminated; (the earliest of (i), (ii) (iii) and (iv) being herein referred to as the “Expiration Date”).

1

Section 2. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 3. Effective Date of Amendment. This Amendment shall be effective immediately as of the date first written above, and thereafter, all references to the Agreement shall be deemed to be references to the Agreement, as amended hereby.

Section 4. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 5. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

Section 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7. Officer’s Compliance Certification. The undersigned officer of the Company hereby certifies to the Rights Agent that (i) the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement, and (ii) the certification contained in this Section 7 shall constitute the certification required by Section 27 of the Rights Agreement. The Amendment does not amend Sections 18, 19, 20, 21 or 27 of the Rights Agreement and, accordingly, shall the Amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Mark Duff
Name:	Mark Duff
Title	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s /Henry Farrell
Name:	Henry Farrell
Title	Vice President

2